EXHIBIT 99.1

Two River Community Bank Appoints Chief Retail Officer

  Rosann Zulauf Hired as Senior Vice President and Chief Retail Officer
  Company to Report 2016 Third Quarter Financial Results on Tuesday, October 25, 2016

TINTON FALLS, N.J., Oct. 13, 2016 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB) (the "Company"), the parent company of Two River Community Bank ("the Bank"), has announced the appointment of Rosann Zulauf to Senior Vice President and Chief Retail Officer. In this capacity, Ms. Zulauf assumes responsibility for branch planning, sales and service, business development, staff development, budgeting and regulatory compliance for the Bank’s 15-branch network throughout Monmouth, Middlesex and Union Counties.

Management Commentary
“We are pleased to welcome Rosann and look forward to her contributions as part of our management team. Her extensive experience in retail leadership, management and sales will be instrumental as the Bank continues to develop market share,” stated Two River Community Bank President and Chief Executive Officer William D. Moss.

Chief Retail Officer
Ms. Zulauf joins Two River Community Bank with more than 30 years of experience, including 20 years in the financial services industry. She was most recently Vice President and Retail Market Manager at TD, where she managed a 15-store region in New Jersey. Prior to that, Ms. Zulauf opened more than 57 in-store branches as a Senior Manager with Bank of America, and later served as Vice President managing a large commercial branch. Her career also includes management of sales and service at Macy’s By Appointment, where she served as Senior Regional Executive overseeing 26 stores.

“As a lifelong New Jersey resident, I am excited to join a tradition of deep community roots and exceptional customer care at Two River Community Bank,” said Ms. Zulauf. “I look forward to applying my experience in retail leadership to grow the Bank’s footprint and banking relationships throughout the communities we serve.”

Ms. Zulauf holds degrees in psychology and criminal justice from The College of New Jersey, Ewing, New Jersey. She is a past President of the Lakewood Chamber of Commerce.

2016 Third Quarter Results
The Company also announced that it will issue its 2016 third quarter financial results prior to the opening of the stock market on Tuesday, October 25, 2016.

About the Company
Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank operates 15 branches and 2 Loan Production Offices throughout Monmouth, Middlesex, Union, and Ocean Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

Investor Contact:
Adam Prior, Senior Vice President
The Equity Group Inc.
Phone: (212) 836-9606
E-mail: aprior@equityny.com

Media Contact:
Adam Cadmus, Marketing Director
Phone: (732) 982-2167
Email: acadmus@tworiverbank.com